Exhibit 10.89

Sale, Purchase and investment Agreement

by and among

Vanguard Holdings S.r.l.

and

Alessandro Zamboni

and

Nuburu Inc.

and

Nuburu Defense LLC

Table of contents

1.	Definitions	5
2.	Rules of construction and interpretation	8
3.	Object	9
4.	Nuburu payments on behalf of Nuburu Defence	9
Section I – the Investment		10
5.	Capital Increase	10
5.1	Company’s resolution on the Capital Increase	10
5.2	Initial Investment	12
5.3	Further subscription(s) of the Capital Increase	12
5.4	Use of the proceeds of the Capital Increase	12
5.5	Corporate Governance at the Effective Date	13
5.6	Lock-Up	13
5.7	Actions and deliveries on the Corporate Governance Effective Date	14
Section II – Acquisition		15
6.	Acquisition	15
6.2	Consideration of the Acquisition	16
6.3	Advance Payment	16
6.4	Consideration in Kind	17
6.5	Methods of payment	19
7.	Interim management	19
8.	Closing	21
8.1	Place and date of the Closing	21

8.2	Actions and deliveries at Closing	21
8.3	One transaction	23
8.4	Completion manners	23
8.5	No novative effect	23
Section III – Representation and Warranties		23
9.	Representations and warranties of HoldCo and AZ	23
9.1	General	23
9.2	Capacity, organization and standing of HoldCo and AZ	24
9.3	By-laws and corporate capital	25
9.4	Title	26
9.5	No conflicts	26
9.6	No brokers and finders	27
10.	Representation and Warranties of Nuburu and Nuburu Defense	27
10.5	Analysis on the Company	29
10.6	Financial resources	30
Section IV – Provisions relating to the Orbit Platform and the liberating assumption (accollo liberatorio) of the Nuburu Credit		30
11.	Acquisition of the Orbit Platform	30
12.	Exclusivity	30
13.	Liberating assumption of debt (accollo liberatorio)	30
Section V - Miscellaneous provisions		31
14.	Survival	31
15.	Waiver	31
16.	Entire agreement	31

17.	Wagering agreement (contratto aleatorio)	31
18.	Confidentiality	32
19.	Announcements	32
20.	Assignment prohibited	32
21.	Notices	33
22.	Further assurances	33
23.	Taxes and other expenses	34
24.	Severability	34
25.	Applicable Law and Disputes resolution	34
25.1	Applicable Law	34
25.2	Competent Court	34

Schedules

Schedule C	RegTech Agreement
Schedule C - bis	Deed of Sale of the Business Unit
Schedule G	KPMG Assessment
Schedule I	Updated Balance Sheet
Schedule 5.1.3	By-laws

Sale and Purchase Agreement

by and between

Vanguard Holdings S.r.l., a limited liability company (società a responsabilità limitata) incorporated under the laws of Italy, having its registered office in Milan (Italy), at Via Carducci No. 36, registered with the Companies’ Register of Milan – Monza Brianza - Lodi under No. 14392390960, duly represented by its sole Director, Mr. Alessandro Zamboni (“HoldCo”);

and

Alessandro Zamboni, an Italian citizen, born in Turin (Italy), on September 20, 1978, Italian tax code ZMBLSN78P20L219K (“AZ”);

on the one side

and

Nuburu Inc., a company incorporated under the Laws of Delaware (United Stated of America), having its registered office in Centennial (CO), United States of America, at 7442 Tucson Way, Suite 130, registered with the State of Delaware under No. 7992754, whose shares are listed on the New York Stock Exchange, duly represented by Dario Barisoni, as Co-CEO (“Nuburu”);

and

Nuburu Defense LLC, a company incorporated under the Laws of Delaware (United Stated of America), having its registered office in Wilmington, United States of America, at 1209 Orange Street, registered with the State of Delaware duly represented by Dario Barisoni, as CEO (“Nuburu Defense”);

on the other side

(HoldCo, AZ, Nuburu and Nuburu Defense, jointly, the “Parties” and each a “Party”).

Whereas

A. Nuburu is engaged in the development and manufacturing of industrial blue laser technology and currently – under a renewed strategic vision led by AZ (who as of the date hereof is the executive chairman and Co-CEO of Nuburu) – expanding into other sectors including security, critical infrastructure resilience and advanced technological innovation also through internal innovation and strategic acquisitions. In the context of such new strategic vision, since the beginning of the current year, Nuburu has expressed interest and intention to acquire Orbit (as defined below).

B. Orbit S.r.l. is a limited liability company (società a responsabilità limitata) incorporated under the laws of Italy, having its registered office in Milan, at Via Giosuè Carducci, No. 36, registered with the Companies’ Register of Milan – Monza Brianza - Lodi under No.

13555410961 (“Orbit” or the “Company”). Orbit is a software company which operates in the software sector specializing in operational resilience, business continuity, and crisis management for mission-critical organizations.

C. On 27 January 2025, the Company and RegTech Open Project Plc (“RegTech”) entered into a sale and purchased agreement (the “RegTech Agreement”), attached thereto sub Schedule C, concerning the acquisition by the Company of the business unit of RegTech mainly consisting of information technology systems and software development and support including “Orbit open platform” (the “Orbit Platform”) and certain employees focused on digitalizing the operational resilience process of mission critical corporation. The RegTech Agreement has been executed by means of a notarial deed on 25 September 2025 when the Company acquired the business unit above mentioned. A copy of the notarial deed including the description of the transferred business unit, along with a copy of the related certificate pursuant to Article 14 of the Italian Legislative Decree n. 472/1997, are attached hereto under Schedule C – bis (“Deed of Sale of the Business Unit”);

D. Therefore, in the early months of 2025, Nuburu, TCEI S.à r.l. (“TCEI”) and AZ entered, among into some agreements – subject to certain conditions precedent – concerning, among others, the acquisition of the Company by Nubury, (the “Original Transaction Agreements”) to be carried out through TCEI, a company to be entirely acquired by Nuburu according to the Original Transaction Agreements (the above overall transaction, the “Original Transaction”). Pursuant to the Original Transaction Agreements and in the context of the Original Transaction, in particular:

(i) on 7 March 2025, Nuburu paid, via TCEI, to AZ an amount of USD 1,350,000.00 (one million three hundred and fifty thousand/00) as a confirmatory deposit (caparra confirmatoria) for the envisaged acquisition of the Company according to the Original Transaction (the “Nuburu Credit”). Then, on 11 March 2025 AZ, TCEI and Nuburu entered into an agreement upon which, inter alia, (a) AZ acknowledged the Nuburu Credit vis-à-vis Nuburu and released and discharged TCEI from any and all related obligations or liabilities with regard to the Nuburu Credit and, consequently, (b) AZ committed, following the fulfilment of the condition subsequent, to transfer to Nuburu the amount corresponding to the Nuburu Credit (the “Nuburu Credit Transaction”);

(ii) AZ subscribed certain promissory notes issued by Nuburu on 30 April 2025, for a principal amount of USD 900,000.00, plus interest, and whose maturity date is 29 April 2026 (the “Promissory Notes”).

E. However, due to the non-occurrence of the condition precedents set forth in the Original Transaction Agreements the Original Transaction was not completed and the Original Transaction Agreements were terminated. Consequently, as of the date hereof: (i) the entire corporate capital of the Company is still (indirectly) owned by AZ, (ii) AZ holds the Promissory Notes; and (iii) AZ is debtor vis-à-vis Nuburu of the Nuburu Credit.

F. During the following months, the Parties evaluated and discussed an alternative transaction structure consisting of the acquisition of Orbit, owned by AZ, by Nuburu or an entity controlled by Nuburu (the “Transaction”).

G. Therefore, in order to implement the Transaction, which constitutes a related-parties transaction of Nuburu according to the applicable laws and regulations, and in compliance with the above laws and regulations:

(i) on 14 March 2025 as required by the independent directors of Nuburu (the “Independent Directors”), Nuburu engaged KPMG LLP (“KPMG”) to conduct a customary technical, financial and pricing analysis regarding the enterprise value of the Company taking into account the business plan of the Company reviewed by KPMG (the “KPMG Assessment”);

(ii) on 26 September 2025, KPMG has released the KMPG Assessment attached thereto sub Schedule G;

(iii) the Independent Directors, according to the applicable laws and regulations and considering the KPMG Assessment, issued a favourable opinion on the Transaction under to the term and conditions set forth in the draft of the HoT (defined below) negotiated and agreed upon by AZ and Nuburu;

(iv) on 1° October 2025, the Board of Directors of Nuburu, having taken note of the favourable opinion of the Independent Directors, approved the Transaction under to the term and conditions set forth in the HoT.

H. Therefore, on 6 October 2025, Nuburu and AZ entered into a binding head of terms (the “HoT”) establishing the main terms and conditions of the Transaction and, in particular, the following:

(i) the investment and acquisition by Nuburu (or by an entity controlled by Nuburu, including Nuburu Defense) of the entire corporate capital of the Company, on the basis of a valuation of the Company (Enterprise Value) equal to USD 12,500,000.00 (pre-money) (the “Valuation”), to be performed through: (a) the subscription by Nuburu (directly or indirectly, also behalf of Nuburu Defense or another its subsidiary) of a divisible paid capital increases (aumento di capitale a pagamento scindibile) of the Company for a maximum amount of USD 5,000,000.00 (including any premium) (the “Capital Increase”); and (b) the acquisition by Nuburu (directly or indirectly, through Nuburu Defense or another its subsidiary) of the remaining quota in the Company following the execution of the Capital Increase (the “Acquisition”);

(ii) the governance of the Company starting from the acquisition by Nuburu of a relevant percentage (at least equal to the 20%) of the corporate capital of Orbit; and

(iii) the lock-up relating the quotas of the Company starting from the Execution Date;

(iv) the granting by Orbit to Nuburu, together with its Affiliates (including Nuburu Defense) with an exclusive, worldwide right to market, sell, promote, and distribute the Orbit Platform within the security sector (the “Exclusivity”). For the purpose of implementing the Transaction, at the singing date of the HoT, Nuburu corresponded (also on behalf and in favour of Nuburu Defense), (a) to the Company, an amount of USD 1,500,000.00 as an advance payment against the Capital Increase by means of a contribution towards future capital (versamento in conto futuro aumento di capitale) (the “Initial Investment”) in respect of which Orbit has issued a written release (quietanza liberatoria) confirming the receipt of the payment; and (b) to AZ an advance payment of the consideration for the Acquisition for the amount of USD 600,000.00 as a confirmatory deposit (caparra confirmatoria) in respect of which AZ has issued a written release (quietanza liberatoria) confirming the receipt of the payment.

I. As set forth in the HoT, during the month of October 2025, AZ, as sole quotaholder and sole director of the Company, is carrying out a reorganization of his quotaholding in the Company by means of (i) the establishment of HoldCo, entirely owned by AZ, carried out on 13 October 2025 and (ii) the contribution to HoldCo of his stake in Orbit (which corresponds to the entire capital of the Company) along with certain other assets owned by AZ (including the Promissory Notes (the “Reorganization”) executed on the date hereof and being currently registered with the Company Register of Milan. Moreover, during past months, AZ (as sole quotaholder of the Company) granted and paid to the Company some quotaholder loans whose outstanding amount is equal to EUR 313,660.32 (the “AZ Quotaholder Loan”), as registered on the Company’s updated balance sheet as of 3 October 2025 sub-Schedule I (“Updated Balance Sheet”).

J. In light of the above, this sale, purchase and investment agreement (the “Agreement”) is entered into among the Parties to set forth the terms and conditions to perform the Transaction.

Now therefore, in consideration of the premises and mutual promises herein contained, the Parties hereby agree as follows:

1. Definitions

1.1 In addition to the other terms defined elsewhere in this Agreement, for the purpose of same, the following words and terms shall have the meaning ascribed to them herein below:

(i) “Accounting Principles” means, in the preparation of the relevant financial statements and unless otherwise stated, the Italian GAAP or USA GAAP (as the case may be) as referred to by the applicable Law.

(ii) “Affiliate” means any Person controlling, is controlled by, or under common control with, the relevant Person; it being understood that, for the purpose of this definition, a Person shall be deemed to “control” another Person if it controls such Person within the meaning of Article 2359, paragraph 1, No. 1 of the Civil Code.

(iii) “Authority” means any international, supranational, European, national, state, municipal or local governmental, regulatory, legislative or administrative body or authority (including, without limitation, any Tax authority), court or arbitrator, central bank, agency, registry, office or commission, exercising an executive, legislative, judicial, regulatory, administrative or other governmental function.

(iv) “Business Day” means any calendar day other than Saturdays, Sundays and any other days on which credit institutions are authorized to close in the cities of Milan (Italy).

(v) “Business Plan” means the business plan of the Company included in the KPMG Assessment.

(vi) “Civil Code” means the Italian Royal Decree No. 262 of 16 March 1942, as subsequently amended and supplemented.

(vii) “Closing” means the sale and purchase of the Remaining Quota and, in general, the execution and exchange of all documents and the performance and consummation of all actions and transactions, respectively required to be executed and exchanged and performed and consummated on the Closing Date pursuant to this Agreement.

(viii) “Closing Date” means the date that shall be communicated in writing by Nuburu to HoldCo and AZ, to carried out the Closing, with at least a 5 (five) Business Day prior notice and that shall occur no later than 31 December 2026.

(ix) “Encumbrances” means any security interest, easement, usufruct, charge, pledge, mortgage, encumbrance, seizure, privilege, lien or third-party right restricting, in any manner, the ownership or the transferability of an asset.

(x) “Execution Date” means the date of the subscription of this Agreement by all the Parties.

(xi) “Intellectual Property Rights” means, collectively, all registered or unregistered, whether owned, or legitimately used, or licensed, trademarks, trade names, corporate names, service marks, service names, brand names, logos, designs, domain names, phrases and other identifications, patents, patents applications, models, copyrights, all technical documentation, technology, inventions, trade secrets, designs, recipes, formulas, manufacturing documentation, new product development, product specifications, technology, software (other than generic off-the shelf software), other know-how, right in data base and other intellectual property rights or similar rights on intangible assets (in each case whether registered or unregistered, and including any applications to register any of the foregoing).

(xii) “Law” means any US, Italian, international, supranational, European Union, national, regional or local statute, law, ordinance, legislation, rule, directive, regulation, technical regulation, order, judgment, decree, injunction or other legally binding obligation imposed by an Authority, that is binding on the Person referred to in the context in which such word is used.

(xiii) “Loss” means any costs, expenses or damages pursuant to Article 1223 of the Civil Code, with express exclusion of any other loss or indirect, consequential and punitive damage.

(xiv) “Person” means any individual, corporation, partnership, firm, association, unincorporated organization or other entity.

(xv) “Preferred Shares” mean the class of shares to be issued by Nuburu as Consideration in Kind, having the following main rights and features: (i) voting rights at a ratio of 5:1 vis-à-vis the common share; (ii) full ratchet anti-dilution protection, if and to the extent applicable; and (iii) convertibility into common shares on a one-to-one (1:1) basis, to be determined in detail in accordance with the provisions set forth hereto.

(xvi) “Preferred Shares Value per Share” means the value attributed to each Preferred Share to be determined according to the best market practices and referring to a fixed period to be set taking into account the best market practice (and in any case of maximum 180 trading days) , as agreed by the Parties pursuant to the previsions set forth under this Agreement.

(xvii) “Corporate Governance Effective Date” means the date on which Nuburu Defense holding of the Relevant Quota (as defined below) as duly recorded in the quotaholders’ register of the Company (if any).

(xviii) “Relevant Quota” means the 20% (twenty per cent) of the corporate capital of the Company.

(xix) “Remaining Quota” means the remaining quota in the corporate capital of Company which will be held by AZ as of the Closing Date, following the execution of the Capital Increase by Nuburu Defense.

(xx) “Tax” or “Taxes” means any and all forms of direct and indirect taxation, including, without limitation, income tax, regional tax, capital gains tax, substitute tax on financings, development land tax, real estate tax, inheritance tax, value added tax, capital duty, stamp duty, transfer tax, registration tax, duties of customs and excise, and – in general – all taxes, duties or charges, including those replaced by or replacing any of the above mentioned taxes or their equivalent, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them.

(xxi) “Transfer”: means any act, agreement, transaction or series of transactions inter vivos (including, but not limited to, the sale, donation, exchange, trust, cessio bonorum, merger, contribution in kind), by means of which, directly and/or indirectly, (a) the property (including the bare property and beneficial ownership), and/or the possession of the quotaholding of the Company are (even if for a determined period of time or in whole or in part) for any reason compulsorily or voluntarily, on an onerous or gratuitous basis, transferred to a third party or (b) any Encumbrances is created on a quotaholding of the Company.

2. Rules of construction and interpretation

2.1 The definitions set forth or referred to in the Article 1 of this Agreement shall apply equally to both the singular and plural forms of the defined terms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement (including the Schedules thereto) in its entirety and not to any part thereof, unless the context otherwise requires.

2.2 All references herein to Articles, Paragraphs and Schedules shall be deemed as references to Articles and Paragraphs of, and Schedules to, this Agreement unless the context otherwise requires.

2.3 Recitals of, and Schedules to, this Agreement constitute an integral and essential part of this Agreement.

2.4 The table of contents and the descriptive headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

2.5 The obligation of a Party to use “best efforts” or “best endeavours” to accomplish an objective shall be construed as an obligation to timely take all reasonable actions (which may include, where necessary, the adoption of the appropriate corporate resolutions) that a diligent party would be expected to take in its own interest in order to achieve such objective (obbligazione di mezzi), and not as an absolute obligation to ensure that such objective is, in fact, accomplished (obbligazione di risultato).

2.6 The words “shall cause” or “shall procure that” (or any similar expression) and, in general, any reference to actions to be taken (or not taken) by a Person which is not a Party to this Agreement shall be construed as a “promessa dell’obbligazione o del fatto del terzo” in accordance with the Article 1381 of the Civil Code.

2.7 The stipulations in favour of third parties shall be deemed to be made pursuant to the Article 1411 of the Civil Code.

2.8 Any reference in this Agreement to “fairly disclosed” shall mean, with respect to any matter, the disclosure of a fact or information in or the KPMG Assessment and/or this Agreement (including its Schedules) with sufficient detail to allow Nuburu or its advisors, by using the degree of diligence that could reasonably be expected by a prudent purchaser in the context of the analysis carried out in respect of the Transaction, to make an informed assessment of the nature and scope of the matters, facts or circumstances disclosed and the consequences thereof (but for the avoidance of doubt, not including the quantum of the same), taking into account the professionalism and specific expertise of Nuburu and each of its advisers.

2.9 Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of Business Day) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

2.10 Where an Italian term or expression has been added into brackets after an English term or expression in this Agreement, the Italian term shall be conclusive in interpreting the relevant English term whenever such term is used in this Agreement.

2.11 Any interests accruing under this Agreement shall be computed based on the number of days actually elapsed divided by 365 (three hundred sixty-five).

3. Object

3.1 By this Agreement, the Parties intend to regulate the terms and condition regarding the Transaction and in particular:

(i) Section I, the investment by the group headed by Nuburu in the Company, including, inter alia, (a) the terms and conditions of the Capital Increase; and (b) the rights and obligation of the Parties in relation to and/or arising from the Capital Increase;

(ii) Section II, the acquisition by the group headed by Nuburu of the Remaining Quota of Orbit including the representations and warranties of the Parties, as well as the indemnification obligations of the Parties (i.e., the Acquisition);

(iii) Section III, the representations and warranties released by HoldCo and Nuburu and Nuburu Defense (as the case may be);

(iv) Section IV, the provisions relating to the Orbit Platform and the liberating assumption (accollo liberatorio) of the Nuburu Credit;

(v) Section V, the miscellaneous provisions.

4. Nuburu payments on behalf of Nuburu Defence

4.1 The Parties hereby expressly agree and acknowledge – also by way of derogation of the term set forth by the Article 1402, Par. 1, of the Civil Code – that the company which will acquire and invest in Orbit, ultimately holding its entire corporate capital, under the Hot and this Agreement, shall be Nuburu Defense (as company controlled by Nuburu).

4.2 Therefore, notwithstanding any other provisions of this Agreement, the Parties expressly acknowledge and agree that for the purpose of this Agreement, any and all references to payments obligations, in any manner whatsoever (including but not limited to payment in kind and /or by way of compensation), to be fulfilled by Nuburu (including but not limited the provisions set forth in the Articles 5, 6 and 8 of this Agreement) shall be deemed to be executed on behalf of Nuburu Defense by virtue of a payment delegation (delegazione di pagamento) or other similar modalities or mechanisms under applicable Law fully satisfactory to HoldCo, as the Parties may agree. Accordingly, upon completion of the Transaction: (i) Nuburu Defence shall acquire the stake in the corporate capital of the Company; and (ii) any amount paid by Nuburu shall constitute a debt of Nuburu Defense towards Nuburu in an amount equal to the payment made whose terms and conditions shall be determined in good faith between Nuburu and Nuburu Defense.

Section I – the Investment

5. Capital Increase

5.1 Company’s resolution on the Capital Increase

5.1.1 On the Execution Date or as soon practicable after the Execution Date (and within 10 (ten) Business Days from the latter), HoldCo and AZ, also on behalf of and by delegation from HoldCo (as quotaholder of the Company upon completion of the Reorganization) shall:

(i) cause a quotaholders’ meeting of the Company to be validly held before the Notary and to resolve upon the following (the “Company Resolution”):

(a) the Capital Increase to be offered to Nuburu Defense and subscribe and pay in cash by Nuburu in more tranches, pursuant to the Article 2481-

bis, Par. 3, of the Civil Code for a maximum amount of USD 5,000,000.00 (five million/00) within the final term of 36 (thirty-six) months of the signing date of the HoT (i.e. 7 October 2028) (the “Term of the Capital Increase”). It being understood that if, by the Term of Capital Increase, the Capital Increase has not been fully subscribed, it shall be deemed to have been completed for the amount subscribed and paid by the Term of the Capital Increase;

(b) any resolution necessary and/or consequent to the Company foregoing resolutions under letter (a) and (b).

(ii) to the maximum extent permitted under applicable Law, in its capacity as sole quotaholder of the Company, carry out all the necessary or appropriate fulfilments and actions to ensure that the Capital Increase will be offered for subscription to Nuburu Defense according to the previous point (i) and, in general, that the Company Resolution will be executed;

(iii) attend to the meeting referred to in point (i) above and express its favourable vote in relation to the Company Resolution.

(iv) to duly file and register with the competent Companies’ Register the relevant resolutions of the quotaholders’ meeting set forth under this Paragraph 5.1.1, as well as, to carry out all other necessary and/or appropriate fulfilments and actions required for the adoption and implementation of Company Resolution pursuant to the terms and condition set forth in this Agreement.

5.1.2 The Parties agree that the amount of the Capital Increase (as capital and any premium) shall be converted in Euros at the exchange rate (USD:EURO) recorded on the Business Day preceding the Company Resolution (the “Exchange Rate”).

5.1.3 The Parties agree that, as soon as practicable after the completion of the Reorganization and in due time before the Corporate Governance Effective Date (as defined below under Paragraph 5.5.1), HoldCo shall:

(i) cause a quotaholders’ meeting of the Company to be validly held before the Notary and to resolve upon the adoption of the new by-laws of the Company in a form and content substantially consistent with the Schedule 5.1.3 (the “By-laws”) which will enter into force at the Corporate Governance Effective Date;

(ii) to the maximum extent permitted under applicable Law, in its capacity as sole quotaholder of the Company, carry out all the necessary or appropriate fulfilments and actions to ensure that the company resolution under point (i) above will be executed;

(iii) attend to the meeting referred to in point (i) above and express its favourable vote in relation to the such company resolution.

(iv) to duly file and register with the competent Companies’ Register the relevant resolutions of the quotaholders’ meeting set forth under this Paragraph 5.1.3, as well as, to carry out all other necessary and/or appropriate fulfilments and actions required for its adoption and implementation pursuant to the terms and condition set forth in this Agreement.

5.2 Initial Investment

5.2.1 The Parties – also pursuant to the Article 1988 of Civil Code – acknowledge that, on the execution date of the HoT, Nuburu (on behalf of Nuburu Defense) corresponded to the Company an amount of USD 1,500,000.00 (one million five hundred thousand/00) as an advance payment against the Capital Increase by means of a contribution towards future capital increase (versamento in conto futuro aumento di capitale) (i.e. the Initial Investment).

5.2.2 In the light of the above, as soon as practicable following the Company Resolution and within 3 (three) Business Days from the Company Resolution, Nuburu Defense undertakes to subscribe and pay up a portion of the Capital Increase for an amount equal to the Initial Investment by means of the conversion into capital and premium (if any) of the entire amount of the Initial Investment (the “Conversion of the Initial Investment”).

5.2.3 The Parties acknowledge and agree that, as a result of the Conversion of the Initial Investment, Nuburu Defense will hold a quota representing about 10.7% (ten point seven per cent) of the corporate capital of the Company.

5.3 Further subscription(s) of the Capital Increase

5.3.1 Following the first subscription of the Capital Increase according to previous Paragraph 4.2 and within the Term of the Capital Increase, Nuburu may subscribe and pay up, at its discretion, further portion of the Capital Increase that shall become effective on the date of full payment by Nuburu of the subscribed amount for that portion (each date of subscription of portion of the Capital Increase, the “Subscription Date”).

5.3.2 Upon the full payment of the subscription amount: (i) Nuburu Defense shall hold (and HoldCo and the Company shall cause that Nuburu Defense holds) the corresponding quota of the corporate capital of Orbit, which, shall have the rights and obligations set forth in the Company’s by-laws in force at that moment and (ii) the Company’s directors shall file (and HoldCo shall cause that the Company’s directors file) with the competent Companies’ Register the declaration provided under Article 2481-bis, Par. 6, of the Civil Code as soon as reasonably practicable following the relevant Subscription Date.

5.4 Use of the proceeds of the Capital Increase

5.4.1 The Parties acknowledge and agree that:

(i) following the Conversion of Initial Investment, HoldCo upon the request of AZ, shall promptly proceed with the full reimbursement of the outstanding amount of the AZ Quotaholder Loan to AZ. Such reimbursement shall be made in a single instalment and shall include any principal amount disbursed under the loan, up to the date of reimbursement, thereby fully settling all obligations of HoldCo towards AZ under the AZ Quotaholder Loan;

(ii) the proceeds deriving from the execution of the Capital Increase (exceeding the reimbursement of the AZ Quotaholder Loan according to the previous point (i)) shall be allocated to support the Business Plan.

5.4.2 The Parties undertake to promptly exchange all necessary information and documentation related to the use of the proceeds deriving from the Capital Increase pursuant this Paragraph 5.7, in order to ensure transparency and proper monitoring on the funding of the Business Plan.

5.5 Corporate Governance at the Effective Date

5.5.1 The Parties acknowledge and agree that the corporate governance rules set forth in the By-laws shall become fully effective and enforceable at the earliest date between:

(i) the subscription by Nuburu Defense of one or more portions of the Capital Increase, resulting in Nuburu Defense holding a quota at least equal to the Relevant Quota of the Company’s corporate capital, and

(ii) the Closing Date, in the event that the latter occurs before the acquisition by Nuburu Defense of a quota in the corporate capital of the Company at least equal to the Relevant Quota as a result of subscription of the Capital Increase,

(each of the above date, as the case may be, the “Corporate Governance Effective Date”).

5.5.2 The Parties acknowledge and agree that, at the Corporate Governance Effective Date, the By-laws will enter into force and Nuburu Defense will acquire control over the Company.

5.6 Lock-Up

5.6.1 Save for the Permitted Transfer (as defined below), HoldCo undertakes (and AZ shall ensure that HoldCo undertakes) and Nuburu Defense undertakes (and Nuburu shall ensure that Nuburu Defense undertakes), with effect from the Execution Date until the Corporate Governance Effective Date (the “Lock-Up Period”) not to Transfer, offer to Transfer, contract to Transfer or otherwise dispose of the quotaholding of the Company respectively held, during the Lock-Up Period.

5.6.2 Notwithstanding any provision in this Agreement to the contrary, the Lock-Up Period restrictions shall not apply to the following Transfers (collectively, the “Permitted Transfers”):

(i) mortis causa Transfer provided that the successor(s) shall undertake vis-à-vis Nuburu Defense and Nuburu or AZ and Holdco (as the case may be) lock-up obligations as set forth under Paragraph 5.6.1 above;

(ii) any Transfer to an entity owned in whole by the Transferring Party, provided that:

(a) the Transfer agreement includes an express provision stating that, if the Transferee ceases to be entirely owned by the Transferring Party, the transferred Quota will be automatically re-transferred to the Transferring Party, which will, as a consequence, re-acquire such quota;

(b) the Transferee executes and delivers to Nuburu Defense and Nuburu or AZ and Holdco (as the case may be), no later than the closing of the relevant Transfer, a written deed of adherence by means of which the Transferee agrees to be bound by and to comply with the terms of this Agreement, effective as of the closing of the relevant Transfer, to the same extent and in the same manner as the Transferring Party; and

(c) the Transferring Party and the Transferee undertake to provide Nuburu Defense and Nuburu or AZ and Holdco (as the case may be) – as soon as reasonable possible – with an official financial document of the Transferee reporting the corporate capital structure of the Transferee and confirming that the Transferee is entirely owned by the Transferring Party;

(iii) any Transfer made with the prior written consent of all the other Parties.

5.7 Actions and deliveries on the Corporate Governance Effective Date

5.7.1 On the Corporate Governance Effective Date, without prejudice to any other action to be taken and to any other fulfilment to be executed pursuant to this Agreement:

(a) AZ and HoldCo, each to the extent of its respective competence, shall deliver (or cause to be delivered) to Nuburu and Nuburu Defense the written resignations of AZ, as sole director of the Company, effective as of the Corporate Governance Effective Date, confirming that AZ has no claims against the Company for compensation, termination, loss of office or unpaid remuneration, other than the remuneration for his office as sole director accrued up to the Corporate Governance Effective Date and not yet paid;

(b) the Parties each as far as it is concerned shall:

(i) cause a quotaholders’ meeting of the Company to be held and resolve upon: (a) the ratification of the activities carried out by AZ and his release and discharge, to the maximum extent permitted by the applicable Law, from and against any and all liabilities arising from the performance of his offices in favour of the Company until the Corporate Governance Effective Date (included), other than those actions carried out with wilful misconduct, fraud or gross negligence (dolo o colpa grave); and (b) the appointment of the new members of the Company’s board of directors and, if applicable, of the board of statutory auditors, all in accordance with the relevant provisions of the By-laws;

(ii) after the appointment of the new board of directors of the Company, cause a meeting of the latter to be held on the Corporate Governance Effective Date or as soon as practicable thereafter, to resolve upon: (a) the appointment of AZ as Chairman of the Company with delegated powers to manage the treasury processes and the preparation of the financial reporting according to the By-laws; and (b) the appointment of the Company’s chief executive officer upon designation of Nuburu Defense and the granting of powers to the chief executive officer, according to the By-laws.

Section II – Acquisition

6. Acquisition

6.1.1 Following 12 (twelve) months from the Conversion of the Initial Investment and in any case within 31 December 2026 (or such other date as may be agreed in writing among the Parties), on the terms and subject to the conditions set forth in this Agreement, HoldCo shall sell to Nuburu Defense, and Nuburu Defense shall purchase from HoldCo, against the payment by Nuburu of the Consideration, the Remaining Quota, free and clear from any Encumbrances (“Closing”).

6.1.2 After the completion of the sale and purchase of the Remaining Quota, the Company’s corporate capital will be entirely owned by Nuburu Defense.

6.2 Consideration of the Acquisition

6.2.1 As consideration for the Acquisition of the Remaining Quota, Nuburu shall pay to HoldCo an amount equal to USD 12,500,000.00 (twelve million five hundred thousand/00) (the “Consideration”) at term and condition set forth in this Article 6.

6.2.2 The Consideration shall be paid as follows:

(i) USD 3,750,000.00 (three million seven hundred fifty thousand/00) by cash as confirmatory deposit (caparra confirmatoria) under Article 1385 of the Civil Code and advance payment of the Consideration (the “Advance Payment”) to be paid according to the terms and condition set forth in Paragraph 6.3 below;

(ii) USD 8,750,000.00 (eight million seven hundred fifty thousand/00) in kind to be paid on the Closing Date through the exchange of the Remaining Quota with the Preferred Shares (or equivalent securities) to be issued by Nuburu according to the under the terms and condition set forth under Paragraph 6.4 below (the “Consideration in Kind”).

6.2.3 The Parties acknowledge and agree that the Consideration shall not be subject to any variation and/or adjustments.

6.3 Advance Payment

6.3.1 As to the Advance Payment of a total amount of USD 3,750,000.00 (three million and seven fifty hundred thousand/00), the Parties acknowledge and agree the following:

(i) an amount of USD 600,000.00 (six hundred thousand/00) was corresponded - and the Parties, also pursuant to the Article 1988 of Civile Code, acknowledge that was corresponded - on the execution date of the HoT, by Nuburu (on behalf of Nuburu Defense) to AZ by as first instalment of the Advance Payment (the “First Instalment of the Advance Payment”) and AZ has duly issued a receipt and release (quietanza) confirming such payment;

(ii) on 10 October 2025, Nuburu carried out – and the Parties acknowledge that Nuburu carried out – a fund-raising transaction for a total amount of approx. USD 20,000,000.00. Therefore, in accordance with the terms and conditions set forth in the HoT, due to the occurrence of such fund-raising, on the Execution Date, Nuburu shall accelerate the payment of and thus shall pay the remaining instalments of the Advance Payment equal to USD 1,800,000.00 (one million and eight hundred thousand/00) by using up to the 20% (twenty percent) of the proceeds arising from such fund-raising transaction;

(iii) the remaining portion of the Advance Payment, equal to USD 1,350,000.00 (one million three hundred fifty thousand/00) shall be paid by Nuburu to HoldCo by offsetting the whole Nuburu Credit, and to this regard the Parties acknowledge and agree that such Nuburu Credit, prior to the above offsetting, shall be assumed by HoldCo by way of liberating the assumption of debt (accollo liberatorio) from AZ (as set forth under the following Article 13), at the Execution Date (the “Offsetting of Nuburu Credit”). It being understood that, with respect to the Nuburu Transaction, Nubury hereby undertakes to exercise any rights, take any actions or execute any agreements (if necessary), in order to allow the Offsetting of Nuburu Credit.

Upon the full receipt of the relevant amount set forth in the previous point sub (ii) and (iii) of this Paragraph 6.3.1, HoldCo shall issue a receipt and release (quietanza) confirming such payments.

6.4 Consideration in Kind

6.4.1 Nuburu Defense shall acquire (and HoldCo shall sell and transfer to Nuburu Defense) the Remaining Quota, free and clear of any Encumbrances, through the issuance by Nuburu of a number of Preferred Shares, to be assigned and transferred to HoldCo as consideration in kind and to be calculated by applying the following formula and Nuburu shall communicate to HoldCo the number of the Preferred Shares as determined above within 10 (ten) Business Days from the date of the resolution of HoldCo shareholders’ meeting pursuant to the following Paragraph 6.4.3:

8,750,000.00

No. Preferred Shares: __________________________________________________

Preferred Shares Value per Share

6.4.2 It being understood that should the application of the above formula results in a non-whole number of Preferred Shares, any fractional entitlement shall be settled in cash, of an amount to be determined on the basis of the Preferred Shares Value per Share.

6.4.3 For the purpose of the issuance of the Preferred Shares, Nuburu hereby undertakes to perform all the necessary actions and fulfilment according to the applicable Law and regulations, as soon as possible after the date hereof and, in any event, in due time before the Closing Date: (a) to ensure that by 31 July 2026 the shareholders’ meeting of Nuburu will be held to resolve upon the approval of the issuance of the Preferred Shares and their assignment to HoldCo as Consideration in Kind and (b) to perform all necessary or appropriate acts, formalities and procedures, related, instrumental and consequential to such resolution (including, without limitation, obtainment of any consent, authorization or approval by any corporate bodies and/or Authority required and completion of any registration or filing, pursuant to any applicable Laws or regulations). In particular, it being understood that, from the Execution Date, Nuburu undertakes to:

(i) promptly initiate and diligently carry out all necessary and/or appropriate acts and activities aiming at the issuance of the Preferred Shares, including preparatory documents and actions, internal approvals and resolutions, advise and/or assessment of an independent expert (if any)and any legal, corporate, or regulatory formalities and fulfilment required under applicable Laws and the Nuburu’s by-laws;

(ii) keep HoldCo and AZ promptly and timely informed (HoldCo and AZ about the status of fulfilment of any undertakings, procedure and/or obligations under this Paragraph 6.46.4.3.

6.4.4 In the event that the shareholders’ meeting of Nuburu does not approve, for any reason whatsoever, the issuance of the Preferred Shares as set forth in this Agreement, the Parties undertake to cooperate in good faith and use their best effort to define, negotiate and implement an alternative solution that enables Nuburu to pay the Consideration in Kind by issuing and assigning to HoldCo securities or other equivalent or similar financial instruments of Nuburu (e.g. promissory notes). The Parties shall use all reasonable efforts to reach such solution promptly and, in a manner, consistent with applicable Laws and regulations, as well as the spirit and principles set forth under this Agreement. In such a case, it being understood among the Parties that all the provisions, contained in this Agreement and particularly in this Paragraph 6.4, referred to the Preferred Shares (including without limitation, those relating to the formula to determine the number of the Preferred Shares and the carrying out of the related corporate activities and related obligations) shall apply mutatis mutandis to the such alternative securities. Accordingly, the Parties expressly undertake and commit to cooperate in good faith to determine the value of such alternative securities, as well as the corresponding number of such securities, ensuring that such determination is carried out promptly, transparently, and in accordance with any applicable valuation methodologies and principles agreed upon by the Parties.

6.5 Methods of payment

Except as otherwise provided in this Agreement, all payments in cash to be made by one Party pursuant to this Agreement shall be made on the due date, in immediately available funds, by wire transfer to the bank account that shall be notified in writing by the relevant Party in due before to the date on which payment is due.

7. Interim management

7.1 From the Execution Date until the Corporate Governance Effective Date included (the “Interim Period”), except as otherwise provided or permitted in this Agreement, HoldCo and AZ, as far as they are concerned, shall cause the Company not to:

(a) make any amendments of the Business Plan or approve a new business plan;

(b) make any amendments of its certificate of incorporation or by-laws (or other organizational documents), with the exception of the amendments required in order to comply with mandatory provisions of Applicable Laws and the by-laws in force from time to time;

(c) increase or reduce the corporate capital of the Company (except for the capital increases and for the cases provided under Articles 2482-bis and 2482-ter of the Civil Code);

(d) issue or grant any other shares, notes, bonds or other securities or granting any stock options and/or warrants or other rights to purchase or subscribe for newly issued participations or shares of the Company except for the capital increases and cases provided for by Laws and contemplated in the Business Plan;

(e) distribute any dividend or any other profit or reserve (in cash or in kind);

(f) resolve any merger, demerger or voluntary winding-up;

(g) make any material change in the nature or organization of its business or discontinue or cease to operate all or material part of its business;

(h) purchase any shares or equity interests in any Person;

(i) sell, transfer, assign or lease, or create any Encumbrance (other than created by operation of Law or enforceable decision of any competent Authority) on, any tangible fixed asset in excess of (a) Euro 50,000.00 (fifty thousand/00) for each transaction and (b) Euro 150,000.00 (one hundred fifty thousand) in the aggregate (namely the operations that are homogeneous with each other or carried out in execution of a unified plan);

(j) sell, transfer or grant any license or sublicense, or otherwise dispose of, any rights under any owned Intellectual Property Rights;

(k) voluntarily early terminate, cancel or substantially modify in a detrimental way for the Company any of the contract and/or agreements of any nature included in the Orbit Platform and not entirely performed as at the Execution Date (or which will not be entirely performed as at the Closing Date) which involve a cost for the Company in excess of Euro 150,000.00 (one hundred fifty thousand) per annum or generate revenues to the Company in excess of Euro 150,000.00 (one hundred fifty thousand) per annum;

(l) change any methods of accounting or accounting practice or policy, other than such changes required by reason of any change in the Accounting Principles or required by the Law;

(m) omit payment of any Taxes, and not filing Tax returns to the extent due and payable, notwithstanding that the Company is permitted to enter into installment payment plans or deferrals of its Tax debts in accordance with applicable Law;

(n) enter into any legally binding commitments with respect to any of the foregoing.

7.2 In any case, with a frequency of at least monthly, during the Interim Period, AZ shall provide and share with the management of Nuburu Defence and its chief executive officer, all information reasonably or relevant of the proper management, operation and oversight of the business.

7.3 Any action or transaction to be performed or carried out by the Company in the Interim Period that is not permitted under Paragraphs 7.1 above may be consented in writing by Nuburu Defense, whose consent shall not be unreasonably withheld, also taking into account the interest of the Company. For this purpose:

(i) HoldCo shall cause that the Company submits to Nuburu Defenceany request in writing; and

(ii) any actions or transactions notified to Nuburu Defense pursuant to the Paragraph 7.3 above, shall require the express written consent of Nuburu Defence within and no later than 10 (ten) Business Days from the date of receipt of the relevant written notification. However, failure to provide written consent within such period shall be deemed as refusal and the action or transaction notified to Nuburu Defense pursuant to the Paragraph 7.3 shall not be approved and consented by Nuburu Defense.

7.4 Anything in this Agreement to the contrary notwithstanding, HoldCo and/or the Company will be allowed to take any action and/or to incur any costs or expenses required to:

(a) comply with this Agreement and comply with or any applicable Law and any order of any competent Authority having jurisdiction;

(b) avoid that the Company is in breach of any deed, contract or agreement entered into before the Execution Date;

(c) protect the safety and security of any Person and/or the environment, as well as the implementation of any disaster recovery plan upon occurrence of a force majeure event; and

(d) effectively face and cope with any emergency situation in relation to any assets, interests, operations or businesses of the Company or seek to safeguard any assets, interests, operations or businesses of the Company, or seek to protect any life or property of any Person at risk or potentially at risk from any acts or omissions of any employee of the Company;

it being understood that HoldCo shall use its reasonable efforts to ensure that Nuburu Defense is informed in writing (if possible) of any such actions and/or costs or expenses prior to taking such actions.

8. Closing

8.1 Place and date of the Closing

8.1.1 The Closing shall take place on the Closing Date before the Italian notary public designated by HoldCo (the “Notary”).

8.2 Actions and deliveries at Closing

8.2.1 At Closing, in addition to any other action to be taken and to any other fulfilment to be executed and/or delivered pursuant to this Agreement:

(a) Nuburu shall:

(i) pay the Consideration in Kind and, therefore, shall assign to and register the Preferred Shares in the name of HoldCo (or cause the Preferred Shares to be so allocated and registered), in accordance with applicable Laws and regulation;

(ii) pay or cause to be paid any stamp, transfer, notarial or similar Taxes, duties, fees, costs, charges and expenses however due for the transfer of the Remaining Quota under applicable Law and/or according to this Agreement;

(b) AZ and HoldCo, each to the extent of its respective competence, shall, subject to the payment of the Consideration in Kind, perform all necessary or appropriate acts, formalities and procedures instrumental and consequential to execute and deliver, or cause to be executed and delivered, to Nuburu Defense, any actions and fulfilments as may be reasonably required under applicable Laws, to vest in Nuburu Defense with good and marketable title to the Remaining Quota free and clear of any Encumbrances with economic benefit (godimento) as of the Closing Date, including through the endorsement of such stake (as applicable) before the Notary and the registration of Nuburu Defense as new sole quotaholder of the Company in the relevant quotaholders’ ledger (if any);

(c) the Parties shall:

(i) provide all reasonable cooperation and, each as far as it is concerned, cause Company to provide reasonable cooperation for the purpose of the duly execution and completion of the Closing;

(ii) enter into a notarial deed of transfer to be executed before the Notary pursuant to the Article 2470 of the Civil Code for the purpose of transferring the Remaining Quota – free from Encumbrances – to Nuburu Defense and the Notary will then deposit the deed with the competent Register of Enterprises;

(iii) execute and deliver, or cause to be executed and delivered, all documents, and carry out all the activities or any other act that is necessary and appropriate, under applicable Law, in order to complete the Acquisition in accordance with this Agreement.

8.2.2 It being understood that, should the Closing Date coincide with the Corporate Governance Effective Date pursuant to the precedent Paragraph 5.5.1, the actions and deliveries set forth in the previous Paragraph 5.7 shall apply mutatis mutandis on the Closing Date.

8.3 One transaction

All actions and transactions constituting the Closing and which are required to take place pursuant to Paragraph 8.2 above shall take place simultaneously and be regarded as one single transaction so that, at the option of the Party having interest in the carrying out of the specific action or transaction, no action or transaction shall be deemed to have taken place unless and until all other actions and transactions constituting the Closing shall have taken place as provided in this Agreement. Therefore, if one of the Parties or any other third Person required to do or perform an action or payment does not timely and duly perform one or more of its obligations or activities under this Article 8, the other Party shall have the right not to perform its obligations hereunder.

8.4 Completion manners

The Parties will be available to carry out any such action as it may be appropriate or useful to assure the simultaneous and concurrent completion of all actions, transactions and formalities to be carried out at the Closing as provided for under this Agreement.

8.5 No novative effect

The Parties acknowledge and agree that the performance of Closing shall not affect, be deemed a waiver of or to, amend or have any novative effect (effetto novativo) upon, any provisions of this Agreement and/or any of the rights and obligations of the Parties under this Agreement, which shall remain effective as stated herein also after the Closing without any requirement for the Parties to reiterate or otherwise confirm their commitment or agreement with respect thereto.

Section III – Representation and Warranties

9. Representations and warranties of HoldCo and AZ

9.1 General

9.1.1 AZ and HoldCo, as far as they are concerned and with no joint and severally liability, give to Nuburu Defense the fundamental representation and warranties listed in this Paragraph 9 (the “AZ and HoldCo’s Warranties”), which shall be true and correct as at the Execution Date and shall be true and correct as at the Closing Date as if made on such date, except for the representations and warranties made as of a particular date, which will be true and correct as of such date.

9.1.2 Without duplication of any other remedy under this Agreement, HoldCo and AZ, within their competence and with no joint and severally liability, hereby undertake to indemnify – USD per USD (without prejudice to Paragraph 9.1.6 below – Nuburu Defence for any and all Losses actually incurred or suffered by Nuburu Defence as a direct consequence of the AZ and HoldCo’s Warranties not being true and correct as of the reference date thereof and/or of any breach or failure by AZ and HoldCo to perform any of the obligations and undertakings of or upon AZ and HoldCo under this Agreement.

9.1.3 Without prejudice to the AZ and HoldCo’s Warranties, Nuburu Defence expressly acknowledges and agrees that the latter shall acquire the corporate capital of the Company on an “as is” basis, without any other representations and warranties from AZ and HoldCo to Nuburu Defence, whether expressed or implied (including as to the Company and their assets and business) to the maximum extent permitted by the applicable Law, and subject to the terms and conditions of this Agreement.

9.1.4 The AZ and HoldCo’s Warranties set forth in this Paragraph 9.1 shall be qualified and limited by, and no liability whatsoever shall arise from, anything permitted or contemplated under this Agreement (including its Schedules), and/or in the documentation of any analysis carried out by Nuburu also through its consultants,

9.1.5 Without limiting the generality of the foregoing, also pursuant to Article 1411 of the Civil Code, Nuburu Defense acknowledges and agrees, that Nuburu Defense their Affiliates shall have no action, claim and right of recourse against the directors, officers and employees of HoldCo and the Company, on the grounds of breach of any AZ and HoldCo’s Warranties of any HoldCo’s obligations or undertakings set forth or arising from this Agreement. For sake of clarity, it being understood that Nuburu Defense shall be entitled to exercise its rights according to this Agreement with respect to any breaches of any AZ and HoldCo’s Warranties of any HoldCo’s obligations or undertakings set forth or arising from this Agreement towards AZ as a Party of this Agreement or HoldCo (as the case may be).

9.1.6 The AZ and HoldCo’s maximum aggregate liability under this Agreement shall be limited to the amount equal to the Consideration.

9.2 Capacity, organization and standing of HoldCo and AZ

9.2.1 HoldCo is (i) a company legally and validly incorporated and existing under the applicable Laws and in full enjoyment of its rights; (ii) is not, and has never been, pursuant to the relevant applicable Laws, (a) in a state of insolvency, liquidation, crisis or a situation of lack of business continuity, (b) subject to judicial liquidation proceedings (nor are there any situations that could lead to such proceedings being brought), (c) subject to insolvency proceedings, debt restructuring or proceedings aimed at regulating the competition of creditors to the assets of a company in financial distress, insolvent or in judicial liquidation (nor are there any situations that could lead to the request for admission to such proceedings), (iii) has not, and has never, filed for admission to any of the procedures referred to in the previous letter (c), nor has any such application been filed by any Person, (iv) is not, and has never been, pursuant to the relevant applicable laws, party to any agreements involving the total or partial transfer of its assets to creditors, and (v) is not in any of the situations provided for in Articles 2482-bis and 2482-ter of the Civil Code or equivalent provisions under applicable Laws.

9.2.2 HoldCo has full power and authority to enter into and execute and perform this Agreement and any other agreements and documents to be signed and performed in accordance with the provisions thereof, and this Agreement is validly executed by HoldCo and gives rise to valid and binding obligations on HoldCo.

9.2.3 AZ is an individual with full legal capacity and full power to act.

9.2.4 AZ has full power and authority to enter into and execute and perform this Agreement and any other agreements and documents to be signed and performed in accordance with the provisions thereof, and this Agreement is validly executed by AZ and gives rise to valid and binding obligations on AZ.

9.3 By-laws and corporate capital

9.3.1 The by-laws of the Company in force at the Execution Date is that one filed with the Companies’ Register of Milano – Monza Brianza – Lodi.

9.3.2 The issued, subscribed and fully paid-up capital of the Company is equal to Euro 1,000.00 (one thousand/00).

9.3.3 The Company is (i) a company legally and validly incorporated and existing under the applicable Laws and in full enjoyment of its rights; (ii) is not, and has never been, pursuant to the relevant applicable Laws, (a) in a state of insolvency, liquidation, crisis or a situation of lack of business continuity, (b) subject to judicial liquidation proceedings (nor are there any situations that could lead to such proceedings being brought), (c) subject to insolvency proceedings, debt restructuring or proceedings aimed at regulating the competition of creditors to the assets of a company in financial distress, insolvent or in judicial liquidation (nor are there any situations that could lead to the request for admission to such proceedings), (iii) has not, and has never, filed for admission to any of the procedures referred to in the previous letter (c), nor has any such application been filed by any Person, (iv) is not, and has never been, pursuant to the relevant applicable laws, party to any agreements involving the total or partial transfer of its assets to creditors, and

(v) is not in any of the situations provided for in Articles 2482-bis and 2482-ter of the Civil Code or equivalent provisions under applicable Laws.

9.3.4 There are no option rights, subscription rights or conversion rights, nor are there any contracts or commitments of any kind under which the Company is obliged, even conditionally, to issue, assign or sell newly issued shares and/or units or other instruments exchangeable with or convertible into shares and/or units or are obliged to redeem or repurchase the respective shares and/or units.

9.4 Title

9.4.1 HoldCo has full and exclusive title to, and may freely dispose of, the 100% (one hundred per cent) of the corporate capital of the Company, free and clear from any Encumbrances. The entire participation of HoldCo is fully paid up and confer all corporate rights to which it is entitled, is freely transferable, and constitute 100% of the issued capital of the Company.

9.4.2 AZ has full and exclusive title to the 100% (one hundred per cent) of the corporate capital of HoldCo, free and clear from any Encumbrances. The entire participation of HoldCo is fully paid up and confer all corporate rights to which it is entitled, is freely transferable, and constitute 100% of the issued capital of the Company.

9.5 No conflicts

9.5.1 The execution and performance of this Agreement by HoldCo and AZ and any other agreement, deed or document related thereto by HoldCo and AZ:

(a) do not conflict with, violate or constitute a breach of the articles of association on the by-laws of HoldCo and the Company (as the case may be);

(b) do not conflict with, nor do they or will they result in any violation of any Laws and/or regulations applicable to HoldCo or the Company (as the case may be) and/or of any measures and/or any contract and/or obligation existing between HoldCo and/or the Company and third parties; and

(c) do not entitle any Authority to prevent, terminate or suspend the execution and performance of the Agreement and all deeds, documents and contracts to be executed or performed in connection therewith and pursuant thereto which may terminate or suspend the execution or performance of the Agreement and all deeds, documents and contracts to be executed or performed pursuant or in connection thereto.

9.5.2 There are no proceedings, either pending or threatened in writing, against HoldCo and/or the Company before any court, arbitration panel or Authority that in any way contest or are intended to prevent, alter or defer the transactions provided for in this Agreement.

9.5.3 No application, filing, consent, authorisation or approval, nor any licence, permit, registration, declaration or exemption from any Authority is required to HoldCo in relation to the signing and execution of this Agreement and any other document provided for therein.

9.6 No brokers and finders

9.6.1 AZ and HoldCo have undertaken no obligation to pay any brokerage or finder’s fees or similar commissions in connection with the transactions contemplated by this Agreement, whose payment may be validly claimed from Nuburu and/or Nuburu Defense and/or the Company.

10. Representation and Warranties of Nuburu and Nuburu Defense

10.1 General provisions

Nuburu and Nuburu Defense, within its respective competence, makes to HoldCo the representations and warranties set out in this Paragraph 10 (the “Nuburu and Nuburu Defense’s Warranties”), which shall be true and correct as at the Execution Date and shall be true and correct as at the Closing Date as if made on such date, except for the representations and warranties made as of a particular date, which will be true and correct as of such date.

10.1.1 Without duplication of any other remedy under this Agreement, Nuburu Defence and Nuburu, within its respective competence, hereby undertakes to indemnify – USD per USD (without prejudice Paragraph 10.1.3) – HoldCo for any and all Losses actually incurred or suffered by HoldCo as a direct consequence of the Nuburu and Nuburu Defence’s Warranties not being true and correct as of the reference date thereof and/or of any breach or failure by Nuburu or Nuburu Defence (within its competence) to perform any of the obligations and undertakings of or upon HoldCo under this Agreement.

10.1.2 Without limiting the generality of the foregoing, also pursuant to Article 1411 of the Civil Code, HoldCo acknowledges and agrees, that the latter and their Affiliates shall have no action, claim and right of recourse against the directors, officers and employees of Nuburu and/or Nuburu Defence (as the case may be), on the grounds of breach of any Nuburu and Nuburu Defence’s Warranties of any Nuburu and/or Nuburu Defence’s obligations or undertakings set forth or arising from this Agreement.

10.1.3 The Nuburu and Nuburu Defence’s maximum aggregate liability under this Agreement shall be limited to the amount equal to the Consideration.

10.1.4 The Parties agreed that, once the value and the number of the Preferred Shares (or, as the case may be, other Nuburu securities) to be issued under this Agreement have been determined, Nuburu shall provide (and hereby Nuburu undertakes to provide) HoldCo and AZ with customary representation and warranties relating to such Preferred Shares or other Nuburu’s securities as of the Closing Date which shall concern, inter alia, the valid resolution and issuance of the financial instruments,, compliance with applicable Laws of the by-law, absence of encumbrances, and any other representations and warranties typically granted in similar transactions.

10.2 Capacity, organization, and standing

10.2.1 Nuburu and Nuburu Defense (i) are company legally and validly incorporated and existing under the applicable Laws and in full enjoyment of its rights; (ii) are not, and have never been, pursuant to the relevant applicable Laws, (a) in a state of insolvency, liquidation, crisis or a situation of lack of business continuity, (b) subject to judicial liquidation proceedings (nor are there any situations that could lead to such proceedings being brought), (c) subject to insolvency proceedings, debt restructuring or proceedings aimed at regulating the claims of creditors against the assets of a company in financial difficulty, insolvent or in judicial liquidation (nor are there any circumstances that could lead to the filing of such proceedings), (iii) have not, and have never, filed for admission to any of the proceedings referred to in letter (c) above, nor has any such application been submitted by any Person, (iv) are not, nor have it ever been, pursuant to the relevant applicable Laws, party to any agreements involving the total or partial transfer of its assets to creditors, and (v) are not in the situations equivalent to those set forth in the Articles 2446, 2447, 2482-bis and 2482-ter of the Civil Code.

10.2.2 Nuburu and Nuburu Defense have full power and authority to enter into and execute and perform this Agreement and any other agreements and documents to be signed and performed in accordance with the provisions thereof, and this Agreement is validly executed by Nuburu Defense and Nuburu and gives rise to valid and binding obligations on Nuburu Defense and Nuburu.

10.3 No conflicts

The execution and performance of this Agreement and any other agreement, deed or document related thereto by Nuburu Defense and Nuburu:

(a) do not conflict with, violate, constitute a breach of the provisions of the deed of incorporation or the articles of association of Nuburu and/or Nuburu Defense (as the case may be);

(b) do not conflict with, nor do they or will they result in any violation of the provisions of Law and/or measures and/or any contract and/or obligation existing between Nuburu or Nuburu Defense (as the case may be) and third parties.

no application, filing, consent, authorisation or approval, nor any licence, permit, registration, declaration or exemption from any Authority is required to Nuburu and

Nuburu Defense in relation to the signing and execution of this Agreement and any other document provided for therein.

10.4 Corporate resolutions

10.4.1 On the Execution Date, all necessary corporate resolutions and approvals (also taking into account that the Transaction is a related-party transaction), including those of its shareholders and corporate bodies (such as the board of directors or other competent corporate governance bodies), required for the subscription and the execution of this Agreement (except for the resolution on, the issuance and assignment of the Preferred Shares or other Nuburu’s financial instruments under this Agreement) have been fully adopted in accordance with applicable Laws, regulatory requirements and the Nuburu’s by-laws and/or Nuburu Defense’s by-laws.

10.4.2 On the Closing Date, all necessary corporate resolutions and approvals, including those of its shareholders and corporate bodies (such as the board of directors or other competent corporate governance bodies), required for the issuance and assignment of the Preferred Shares or other Nuburu’s financial instruments under this Agreement have been fully adopted in accordance with applicable Laws, regulatory requirements and the Nuburu’s by-laws and/or Nuburu Defense’s by-laws and are in full force and effect.

10.5 Analysis on the Company

10.5.1 Nuburu, also on behalf of Nuburu Defense, has carried out, together with its advisors and also with and for the benefit of the Independent Directors of Nuburu considering that the Transaction is a related-parties transaction, some analysis on the Company and has been given the opportunity to make the due evaluations thereof and to request, receive and review all information it considered necessary, appropriate, advisable and sufficient to enter into this Agreement.

10.5.2 As of the Execution Date, Nuburu and/or Nuburu Defense (and their Affiliates and directors) have no knowledge of any actual breach of the AZ and HoldCo’s Warranties.

10.6 Financial resources

10.6.1 Nuburu and Nuburu Defense are in good financial condition and have sufficient funds committed, as far as they are concerned, as of the Execution Date and will have sufficient funds available to it on an unconditional basis to consummate the Transaction, to pay in full the Consideration, as well as to make all other necessary payment, and pay all other fees and expense, in accordance with the provisions of this Agreement and the transaction documents.

Section IV – Provisions relating to the Orbit Platform and the liberating assumption (accollo liberatorio) of the Nuburu Credit

11. Acquisition of the Orbit Platform

11.1 The Parties acknowledge and declare that they are full aware of the terms and conditions of the RegTech Agreement, as well as the preliminary activities related to the acquisition of the Orbit Platform and the execution of such transaction, including without limitation, the terms and condition of the consideration and its payment as well as the analysis carried out on the transferred business unit (including the Orbit Platform) and their outcomes as result from the deed of sale of the business unit, executed before the Notary, on 25 September 2025 and attached therein as Schedule C-bis.

12. Exclusivity

12.1 The Parties acknowledge and agreed that, as of the execution date of the HoT and until the Term of the Capital Increase, the Company shall grant Nuburu, and its subsidiaries, including but not limited to Nuburu Defense, the Exclusivity.

12.2 Without prejudice to the previous Paragraph 12.1, the Parties undertake to cooperate and negotiate in good faith the terms and conditions of a distribution agreements at arm’s length conditions (including pricing, sales targets, and support obligations) to be entered into by and between the Company and Nuburu Defense and/or Nuburu, also for the benefit of any of its subsidiaries, within the 31st December 2025 (or such other date as may be agreed in writing among the Parties).

13. Liberating assumption of debt (accollo liberatorio)

13.1 Pursuant to Article 1273 of the Civil Code, HoldCo irrevocably and unconditionally assumes (accollo liberatorio) the Nuburu Credit and Nuburu, hereby, accepts the benefit from this assumption of debt, with full release and discharge of AZ from its obligation to pay the Nuburu Credit (“Assumption of Debt”).

13.2 The Parties acknowledge that, upon and as a consequence of the Assumption of Debt, HoldCo will be liable vis-à-vis Nuburu in relation to any obligations to pay the Nuburu Credit under the Nuburu Credit Transaction, without prejudice to previous Paragraph 6.3.

Section V - Miscellaneous provisions

14. Survival

Except as otherwise provided in other Articles or Paragraphs of this Agreement, the AZ and HoldCo’s Warranties and Nuburu and Nuburu Defense’s Warranties and, in general,

all other clauses of this Agreement providing for any obligation of the Parties to be performed after the Closing Date shall remain in full force and effect after the Closing, without necessity for any of the Parties to reiterate or otherwise confirm its commitment with respect thereto.

15. Waiver

No failure to exercise, and no delay in exercising, any right or remedy under this Agreement will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

16. Entire agreement

This Agreement and any documents entered into pursuant hereto:

(a) constitute the entire Agreement between the Parties relating to the subject matter hereof and supersede all prior agreements (if any) relating to the same subject matter; and

(b) may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the Party against whom enforcement of any such waiver, change, modification or discharge is sought.

17. Wagering agreement (contratto aleatorio)

17.1.1 The Parties agree that this Agreement will be deemed to be a wagering agreement (contratto aleatorio) for the purpose of Article 1469 of the Civil Code; therefore, the Parties expressly agree and acknowledge that the remedies provided for in Articles 1467 and 1468 of the Civil Code will not apply to this Agreement.

18. Confidentiality

18.1.1 The Parties acknowledge and agree that the execution of this Agreement and the completion of the Transaction shall not impair the validity of the confidentiality agreement set forth in the HoT, which shall remain fully valid and effective in accordance with and pursuant to all its terms.

18.1.2 Neither Party shall and shall cause its respective Affiliates and its and their respective directors, officers, employees and consultants not to disclose the existence or any terms or conditions of this Agreement, or any of the transactions contemplated hereby, or that negotiations have taken place concerning such transactions.

18.1.3 Neither Party shall be deemed in breach of this Paragraph 18 by virtue of any disclosure made:

(a) pursuant to the provisions or requirements of any Law enacted or rule or order issued by any Authority having jurisdiction over such Party;

(b) to any: (i) Affiliates; (ii) lenders; and/or auditors of any of the Parties or of Persons under limb (i), in all cases only on a need-to-know basis.

19. Announcements

19.1.1 Except (i) as otherwise permitted under this Agreement or (ii) as mandatorily required under any Law or rule issued by any government or other regulatory or stock exchange Authority having jurisdiction on a Party (in which case the Parties shall consult in good faith and shall agree, to the maximum possible extent, upon the content and the timing of any public announcement), no publicity, release or announcement concerning the execution, delivery or performance of this Agreement, any of the provisions contained herein or the transactions contemplated hereby will be issued without the prior written consent and approval (if possible, according to the previous Paragraph 18.1.3, as to both form and contents, of the other Party, which consent and approval shall not be unreasonably withheld).

20. Assignment prohibited

20.1.1 Neither Party may assign any of its rights, interests, or obligations hereunder without the prior written consent of the other Party and any attempt to assign this Agreement without such consent shall be void and of no effect.

20.1.2 Except as otherwise expressly provided for herein, nothing in this Agreement shall confer any rights upon any Person which is not a Party to this Agreement.

21. Notices

21.1.1 Any communications or notice required or permitted to be given under this Agreement shall be made in writing and in the English language and shall be sent by certified mail with return receipt, or certified email (in any case, anticipated by email) at the following addresses:

(a) if to HoldCo, at:

Via Giosuè Carducci, No. 36

20123 - Milan

vanguardholdings@legalmail.it.

(b) if to AZ, at:

Via Giosuè Carducci, No. 36

20123 - Milan

zamboni.alessandro@arubapec.it

(c) if to Nuburu, at:

7442 S Tucson Way, Suite 130

Centennial, CO 80112 (USA)

Dario.barisoni@nuburu.net

(d) if to Nuburu Defense, at:

Dario.barisoni@nuburu.net

or sent to the address and e-mail address that each of the Parties may hereafter furnish to the other by written notice, as herein provided.

21.1.2 Any communications or notice permitted under this Agreement shall be deemed to have been validly made or given on the date on which the mail or certified email referred to in Paragraph 21.1.1 is actually received by the addressee thereof.

21.1.3 The Parties hereby designate their respective addresses for the giving of notices, as set forth in Paragraph 21.1.1, as their respective domiciles at which service of process may be made in any arbitration, legal action or proceedings arising under this Agreement.

22. Further assurances

The Parties agree to execute, exchange and deliver all such instruments and documents and to perform all such acts and do all such other things as may be necessary to the purposes of this Agreement.

23. Taxes and other expenses

Except as otherwise expressly provided in other Articles or Paragraphs of this Agreement, any cost, Tax, duty or charge arising in connection herewith, or with the consummation of the transactions contemplated hereby, shall be borne and paid as follows:

(a) any capital gain Tax due as a consequence of the sale and purchase of the Remaining Quota shall be borne and paid for by HoldCo;

(b) Nuburu shall entirely pay, each as far as it is concerned, the fees, expenses and disbursements incurred in connection with the negotiation, preparation and implementation of this Agreement, including (without limitation) any fees and disbursements owing to their respective auditors, advisers and legal counsels; and

(c) any Taxes (other than the capital gain Tax mentioned under letter (a) above), costs and expenses relating to the Capital Increase and the Acquisition (including notarial fees and stamp duties) shall be borne and paid for by the Nuburu.

24. Severability

If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable under the Laws of any jurisdiction, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. The Parties shall nevertheless negotiate in good faith in order to agree the terms of mutually satisfactory provisions, achieving as closely as possible the same commercial effect, to replace the provisions so found to be void or unenforceable.

25. Applicable Law and Disputes resolution

25.1 Applicable Law

This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with, the Laws of the Republic of Italy.

25.2 Competent Court

In respect of any dispute arising out of or related to this Agreement that, according to the provision of the applicable Law, cannot be deferred to arbitration, the Court of Milan (Italy) shall have the exclusive jurisdiction.